EX99.1

AZZ incorporated Board Declares Quarterly Cash Dividend, Announces Share Repurchase Authorization, and Issues Revenue and Earnings Guidance for Fiscal Year 2013

Contact:                 Dana Perry, Senior Vice President – Finance and CFO
                AZZ incorporated 817-810-0095
Internet:  www.azz.com

                                Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 20, 2012 – FORT WORTH, TX - AZZ incorporated (NYSE: AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced the Board of Directors, at its regularly scheduled meeting, has declared a quarterly cash dividend of 25 cents per share payable on February 17, 2012 to shareholders of record on February 3, 2012.

Also at the regularly scheduled meeting, the Board authorized the repurchase of up to 10 percent of the shares of the Company’s outstanding shares of common stock, par value $1.00 per share.  The share repurchase authorization does not have an expiration date, and the amount and prices paid for any future share purchases under the new authorization will be based on market conditions and other factors at the time of the purchase.  Repurchases under the share repurchase authorization will be made through open market purchases or private transactions, in accordance with applicable federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. As of January 20, 2012, there were approximately 13 million shares of AZZ incorporated common stock issued and outstanding.

The company is issuing revenue and earnings guidance for Fiscal Year 2013.  Fiscal Year 2013 refers to the 12 month period beginning March 1, 2012 and ending on February 28, 2013.

David H. Dingus, president and chief executive officer of the company, stated, “Based upon the evaluation of information currently available to management, we are projecting our 26th consecutive year of profitability. Our earnings are estimated to be within the range of $3.25 and $3.55 per diluted share, and revenues are estimated to be within the range of $475 to $510 million. We continue to build upon the success we have been able to achieve over the past decade, and continually strive to further enhance the performance of the Company. Electrical revenues are projected to be up slightly.  Due to pricing pressures that began in the current fiscal year and which are expected to continue into the new fiscal year, margins in the Electrical Segment will only see modest improvement and should be in the range of 14 to 16 percent. The Galvanizing Services Segment revenues are projected to be up due primarily to the full year impact of the Galvan Metals acquisition, our first Canadian galvanizing facility, which is anticipated to close on January 31, 2012.  Margins for this Segment should remain strong, and should be in the range of 24 to 26 percent.  It is anticipated that 60 percent of our revenues will be derived from the Galvanizing Services Segment and 40 percent from the Electrical and Industrial Products Segment.  Further information is provided in our Form 8-K filed on January 20, 2012.”

Mr. Dingus continued, “Our next, regularly scheduled quarterly conference call is in April 2012, where we will be reporting the operating results for our fourth quarter and 2012 fiscal year and a discussion of our Fiscal Year 2013 guidance.  We are continuing our efforts to seek out growth and expansion opportunities for both Segments.  The strength of our balance sheet and cash position fully supports this strategy.  The company is well positioned to capitalize on improving market conditions, in both segments.”

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

--END--